Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 4, 2015 relating to (a) the consolidated financial statements of Blackhawk Network Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s relationship with Safeway Inc. prior to April 14, 2014) and (b) the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Blackhawk Network Holdings, Inc. for the year ended January 3, 2015.

DELOITTE & TOUCHE LLP

San Francisco, California

June 29, 2015